    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1997
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                          NORFOLK SOUTHERN CORPORATION

             (Exact name of registrant as specified in its charter)

                            VIRGINIA                                                          52-1188014
                 (State or other jurisdiction of                                           (I.R.S. Employer
                 incorporation or organization)                                           Identification No.)

                             THREE COMMERCIAL PLACE
                          NORFOLK, VIRGINIA 23510-2191
                                 (757) 629-2600

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JAMES C. BISHOP, JR.
                            EXECUTIVE VICE PRESIDENT

                          NORFOLK SOUTHERN CORPORATION
                             THREE COMMERCIAL PLACE
                          NORFOLK, VIRGINIA 23510-9240
                                 (757) 629-2600

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                            VINCENT J. PISANO, ESQ.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                               New York, NY 10022
                              Tel: (212) 735-3000
                              Fax: (212) 735-2000
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. /X/
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                  TITLE OF EACH CLASS                           AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM
                  OF SECURITIES TO BE                           TO BE           OFFERING PRICE        AGGREGATE
                       REGISTERED                             REGISTERED         PER UNIT(1)      OFFERING PRICE(2)
Debt Securities.........................................
Preferred Stock(3)......................................
Depositary Shares(3)....................................
Common Stock(3)(4)......................................
    Total...............................................    $1,250,000,000           100%           $1,250,000,000

                  TITLE OF EACH CLASS
                  OF SECURITIES TO BE                         AMOUNT OF
                       REGISTERED                          REGISTRATION FEE
Debt Securities.........................................
Preferred Stock(3)......................................
Depositary Shares(3)....................................
Common Stock(3)(4)......................................
    Total...............................................       $378,788

(1) In United States dollars or the equivalent thereof in any other currency or currencies, currency unit or units, or composite currency or currencies. Such amount represents the aggregate offering price of any combination of the Debt Securities, Preferred Stock, Depositary Shares and Common Stock.

(2) Estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) Also includes such indeterminate number of shares of Preferred Stock, Depositary Shares and Common Stock as may be issued upon conversion of or exchange for any Debt Securities, Preferred Stock or Depositary Shares that provide for conversion or exchange into other securities. No separate consideration will be received for the Preferred Stock, Depositary Shares and Common Stock issuable upon conversion of or in exchange for Debt Securities, Preferred Stock or Depositary Shares.

(4) The number of shares of Common Stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) of the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

    Pursuant to Rule 429 under the Securities Act, this Registration Statement contains a combined Prospectus that also relates to $50,000,000 principal amount of unissued debt securities previously registered pursuant to Registration Statement on Form S-3 (File No. 33-38595) of Norfolk Southern Corporation. The filing fee associated with such securities was paid previously with such Registration Statement. This Registration Statement constitutes Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 33-38595) pursuant to which the total amount of unsold debt securities previously so registered may be offered and sold as and in any combination of Debt Securities, Preferred Stock, Depositary Shares and Common Stock, without limitation as to class of securities, together with the securities registered hereunder, through the use of the combined Prospectus included herein. In the event any such previously registered debt securities are offered prior to the effective date of this Registration Statement, they will not be included in any Prospectus hereunder.

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                    SUBJECT TO COMPLETION--JANUARY 22, 1997

PROSPECTUS

                                     [LOGO]

                              U.S. $1,300,000,000
                          NORFOLK SOUTHERN CORPORATION

              DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES
                                AND COMMON STOCK
                                 --------------

    Norfolk Southern Corporation (the "Corporation") directly, through agents designated from time to time or through dealers or underwriters also to be designated, may offer and issue from time to time (i) debt securities (the "Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), in one or more series; (ii) Preferred Stock, without par value (the "Preferred Stock"), in one or more series, which may be issued in the form of depositary shares (the "Depositary Shares") evidenced by depositary receipts and (iii) Common Stock, par value $1.00 per share (the "Common Stock"), on terms to be determined at the time of sale. The Common Stock is listed on the New York Stock Exchange under the symbol "NSC." The Debt Securities, the Preferred Stock, the Depositary Shares and the Common Stock are hereinafter collectively referred to as the "Securities." The Securities that may be offered pursuant to this Prospectus will be limited to an aggregate initial public offering price of up to $1,300,000,000 or the equivalent thereof in one or more foreign currencies, currency units or composite currencies.

    The accompanying Prospectus Supplement will set forth specific terms of the Securities, including (i) in the case of Debt Securities, specific designation and denomination (which may be in United States dollars, or in any other currency or currencies, currency unit or units or composite currency or currencies), aggregate principal amount, rank, maturity, interest rate (or the manner of calculation thereof), if any, and time of payment of interest, purchase price, any terms for redemption, sinking funds, conversion or exchange and any other specific terms of the Debt Securities; (ii) in the case of a particular series of Preferred Stock, specific designation, aggregate number of shares offered, dividend rate (or manner of calculation thereof), dividend periods (or manner of calculation thereof), liquidation preference, voting rights, any terms for redemption, whether and on what terms the shares of such series may be converted into Common Stock at the option of the holder, whether Depositary Shares representing shares of such series of Preferred Stock will be offered and, if so, the fraction of a share of Preferred Stock represented by each depositary share, listing, if any, on a securities exchange and any other specific terms of such series of Preferred Stock; and (iii) in the case of Common Stock, the number of shares offered and the purchase price therefor.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

    If an agent of the Corporation or a dealer or underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, that agent's commission, dealer's purchase price or underwriter's discount is set forth in, or may be calculated from, the accompanying Prospectus Supplement, and the net proceeds to the Corporation from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other related issuance expenses. The Corporation reserves the sole right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Securities to be made directly or through agents. Any underwriters, dealers or agents participating in an offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

                              -------------------

                 The date of this Prospectus is           1997.

                             AVAILABLE INFORMATION

    The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed fees. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http://www.sec.gov. Reports, proxy statements and other information concerning the Corporation also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the Corporation's Common Stock is listed.

    The Corporation has filed with the Commission a registration statement on Form S-3 under the Act which relates to the Securities (the "Registration Statement"). As permitted by the rules and regulations promulgated by the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Corporation and the Securities, reference hereby is made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement may be inspected without charge by anyone at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to herein are not necessarily complete, and in each instance reference is made to the full text of the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by reference to the full text of each such agreement, instrument or document.
                              -------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Corporation (File No. 1-8339) are incorporated in this Prospectus by reference: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996 and (3) Current Report on Form 8-K dated May 9, 1996.

    All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus from the respective dates of filing such documents. Any statement contained in this Prospectus or in a document all or a portion of which is incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part hereof except as so modified, and any statement so superseded shall not be deemed to constitute a part hereof.

    The Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written request of any such person, a copy of any or all of the foregoing documents incorporated by reference herein, other than certain exhibits to such documents. Requests should be directed to: NORFOLK SOUTHERN CORPORATION, THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-9219, ATTENTION: CORPORATE SECRETARY (TELEPHONE NUMBER: (757) 629-2680).

                          NORFOLK SOUTHERN CORPORATION

    Norfolk Southern Corporation (the "Corporation") is a Virginia-based holding company that owns all the common stock of and controls a major operating railroad, Norfolk Southern Railway Company, and a diversified motor carrier, North American Van Lines, Inc. ("NAVL"). The Corporation was incorporated in July 1980 in the Commonwealth of Virginia. In June 1982, the Corporation acquired control of Norfolk and Western Railway Company ("NW") and Southern Railway Company ("Southern"). On December 31, 1990, all the common stock of NW was transferred to Southern and Southern changed its name to Norfolk Southern Railway Company ("NS Railway"). NS Railway controls NW. On June 21, 1985, the Corporation acquired control of NAVL.

    The Corporation's rail subsidiaries form a single interterritorial system, extending over approximately 14,400 miles of road in twenty states, primarily in the Southeast and Midwest, and the Province of Ontario, Canada. NAVL provides household moving and specialized handling freight services in the United States and Canada, and offers certain motor carrier services worldwide.

    On October 23,1996, the Corporation announced its intention to commence an all-cash tender offer for Conrail, a Pennsylvania corporation. On October 24, 1996, Atlantic Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of the Corporation, offered to purchase all outstanding shares of Conrail's common stock and Series A ESOP Convertible Junior Preferred Stock (collectively, the "Shares"), including, in each case, the associated Common Stock Purchase Rights, at a price of $100 per share--approximately $9.1 billion in the aggregate. Shares tendered in the offer or acquired in any subsequent merger would be held in a voting trust pending regulatory approval by the Surface Transportation Board. The offer followed the October 15 announcement that Conrail had entered into a merger agreement with CSX Corporation ("CSX"), whereby Conrail stockholders would receive $92.50 in cash per share for up to 40 percent of their Shares and receive CSX common stock for the balance of their Shares. On November 6, 1996, CSX and Conrail announced that CSX had raised the cash portion of its offer to $110 per Share and left unchanged the ratio pursuant to which certain Conrail stockholders would receive shares of CSX common stock. On November 8,1996, the Corporation announced that it had increased its all-cash offer to $110 per share--approximately $10.0 billion in the aggregate. On December 19, 1996, CSX and Conrail announced that CSX was adding preferred stock (convertible into CSX common stock) to its offer--a feature said to be worth $16 per share. On December 20, 1996, the Corporation announced that it had increased its all-cash offer to $115 per share--approximately $11 billion in the aggregate--and on January 13, 1997, the Corporation announced that it would offer to purchase up to 8,200,000 Shares (approximately 9.9%), the approximate maximum number of shares the Corporation can buy without triggering Conrail's anti-takeover defenses, for $115 per share on the sole condition that Conrail stockholders disapprove at a special meeting certain management recommendations designed to facilitate the merger with CSX. At that special meeting on January 17, 1997, Conrail stockholders did disapprove those recommendations. Accordingly, on January 22, 1997, the Corporation amended its all-cash tender offer for all outstanding Shares to reduce the number of Shares sought to 8,200,000.

    The Conrail board repeatedly has affirmed its commitment to a merger with CSX and consistently has recommended that its stockholders not tender into any offer made by the Corporation. The Corporation intends to pursue its tender offer.

    The Corporation's executive offices are located at Three Commercial Place, Norfolk, Virginia 23510-2191 (telephone number: (757) 629-2600). Unless the context indicates otherwise, references herein to the Corporation are to Norfolk Southern Corporation and its consolidated subsidiaries.

                                USE OF PROCEEDS

    Except as may be otherwise set forth in an accompanying Prospectus Supplement, the Corporation intends to use the net proceeds from the sale of the Securities primarily (i) to purchase shares of Common Stock from time to time in open market transactions pursuant to an ongoing share purchase program commenced by the Corporation in 1987, (ii) to retire all or a portion of the Corporation's short-term indebtedness, (iii) to acquire new or used property, including without limitation locomotives and rolling stock, (iv) to meet general corporate purposes and (v) to accomplish any other purpose approved by a duly authorized officer of the Corporation.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    For purposes of computing the ratios of earnings to fixed charges, earnings represent income before income taxes, plus interest expenses (including a portion of rental expenses representing an interest factor) and subsidiaries' preferred dividend requirements, less the equity in undistributed earnings of 20%-49% owned companies. Fixed charges represent interest expenses (including a portion of rental expense representing an interest factor) plus capitalized interest and subsidiaries' preferred dividend requirements on a pre-tax basis.

    The following table sets forth the ratio of earnings to fixed charges of the Corporation for each period indicated:

 NINE MONTHS ENDED
   SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
--------------------  ---------------------------------------------------------
(BASED ON UNAUDITED
       DATA)


  1996       1995       1995       1994       1993(1,2)      1992       1991
---------  ---------  ---------  ---------  -------------  ---------  ---------
     6.88       6.75       6.70       6.66         5.67         5.67     1.71(3)

------------------------------

(1) 1993 results include a $54 million increase in the provision for income taxes reflecting a 1% increase in the federal income tax rate, which reduced net income by $54 million, or $0.39 per share. 1993 transportation operating expenses include a $50 million restructuring charge for the disposition of two NAVL trucking businesses. 1993 also includes the cumulative effect of certain required accounting changes (see Note 2 below), which increased 1993 earnings by $223 million, or $1.60 per share.

(2) Effective January 1, 1993, the Corporation adopted SFAS 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," SFAS 109 "Accounting for Income Taxes," and SFAS 112 "Employers' Accounting for Postemployment Benefits." The Corporation recognized these accounting changes on the immediate recognition basis. Therefore, the cumulative effect on years prior to 1993 of adopting these new accounting standards was as follows: SFAS 106 and 112 increased pretax expenses by $392 million ($243.5 million after-tax) and reduced earnings per share by $1.74; and SFAS 109 increased net income by $466.8 million and increased earnings per share by $3.34.

(3) 1991 transportation operating expenses include a $680 million special charge, primarily comprised of costs for labor force reductions and the write-down of the goodwill portion of the Corporation's investment in NAVL. This charge reduced net income by $498 million, or $3.37 per share.

    Because the Corporation has no outstanding Preferred Stock, the ratio of earnings to the sum of fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered (the "Offered Debt Securities") by any Prospectus Supplement or Prospectus Supplements will be described therein. The Senior Debt Securities will be issued under an indenture, dated as of January 15, 1991 (the "Senior Indenture"), between the Corporation and First Trust of New York, National Association, as successor trustee (the "Senior Trustee"), a copy of the form of which Senior Indenture is filed as an exhibit to the Registration Statement. The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture") between the Company and First Trust of New York, National Association, as Trustee (the "Subordinated Trustee"), a copy of the form of which Subordinated Indenture is filed as an exhibit to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Trustees."

    The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indentures. The following sets forth certain general terms and provisions of the Senior Debt Securities and the Subordinated Debt Securities. Further terms of any Offered Debt Securities will be set forth in the applicable Prospectus Supplement.

    Because the Corporation is a holding company, its rights and the rights of its creditors, including the Holders of the Debt Securities offered hereby, to participate in any distribution of the assets of any subsidiary upon the liquidation or recapitalization of such subsidiary will be subject to the prior claims of that subsidiary's creditors except to the extent that the Corporation itself may be a creditor with recognized prior claims against that subsidiary.

    The Indentures do not contain any provisions that limit the Corporation's ability to incur indebtedness. Holders of Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or Debt Securities that would protect them in the event the Corporation engages in or becomes the subject of a highly leveraged transaction, other than any covenants described in any applicable Prospectus Supplement, and the limitations on consolidation, merger and sale of assets substantially as an entirety to any person as described below under "--Consolidation, Merger and Sale of Assets." Such covenants may not be waived or modified by the Corporation or its Board of Directors, although holders of Debt Securities could waive or modify such covenants as more fully described below under "--Modification and Waiver."

GENERAL

    The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued from time to time in series. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be unsecured obligations of the Corporation. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the applicable supplemental Subordinated Indenture) of the Corporation as described below under "--Subordination of Subordinated Debt Securities" and in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will also describe the following terms of any Offered Debt Securities: (1) the title of Offered Debt Securities; (2) any limit on the aggregate principal amount of Offered Debt Securities; (3) the date or dates on which Offered Debt Securities will mature; (4) the rate or rates per annum at which Offered Debt Securities will bear interest, if any, or the formula or provision pursuant to which such rate or rates are determined and the date from which such interest, if any, will accrue; (5) the dates on which such interest, if any, on Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (6) any mandatory or optional sinking fund or analogous provisions; (7) the date, if any, after which, and the price or prices at which, Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (8) the currency or currencies of payment of principal, premium, if any, and/or interest, if any, on Offered Debt Securities; (9) whether Offered Debt Securities are to be issued in whole or part in the form of a Global Note or Notes and, if so, the identity of the Depositary for such Global Note or Notes; (10) the terms and conditions, if any, upon which a Global Note or Notes may be exchanged in whole or in part for other definitive Offered Debt Securities; (11) any index used to determine the amount of payments of principal, premium, if any, and/or interest, if any, on Offered Debt Securities;
(12) the applicability of any provisions described under "Satisfaction and Discharge of Indenture"; (13) any covenants applicable to such Debt Securities;
(14) the terms and conditions, if any, pursuant to which Offered Debt Securities are or may be convertible or exchangeable into Preferred Stock, Depositary Shares, Common Stock or other securities of the Corporation; and (15) any other terms of the series of Offered Debt Securities.

    Unless otherwise provided in the applicable Prospectus Supplement, principal, premium, if any, and/or interest, if any, on Offered Debt Securities will be payable, and the transfer of Offered Debt Securities will be registrable, at the office of the applicable Trustee, except that, at the option of the Corporation, interest may be paid by mailing a check to the address of the person entitled thereto as such address appears on the Security Register.

    Offered Debt Securities may be issuable in whole or in part in the form of one or more Global Notes, as described below under "Global Notes." Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued only in fully registered form without coupons and in minimum denominations of $100,000 or any integral multiples of $1,000 in excess thereof. One or more Global Notes will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Note or Notes. The Prospectus Supplement relating to a series of Offered Debt Securities denominated in a foreign or composite currency will specify the denomination thereof. No service charge will be made for any transfer or exchange of Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

GLOBAL NOTES

    Debt Securities of a series may be issued in whole or in part in the form of one or more Global Notes that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement, which also shall describe the specific terms of the depositary arrangement. The Corporation anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Note, the Depositary for such Global Note will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by such Global Note to the accounts of institutions that have accounts with such Depositary ("Participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or, if such Debt Securities are offered and sold directly by the Corporation, by the Corporation. Ownership of beneficial interests in a Global Note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Note (with respect to interests of Participants) or by Participants or persons that hold through Participants (with respect to interests of persons other than Participants). For such purposes, the laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Note.

    So long as the Depositary for a Global Note, or its nominee, is the registered owner of such Global Note, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of Debt Securities represented by such Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have Debt Securities of the series represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Indentures provide that the Depositary may grant proxies and otherwise authorize Participants to take any action a Holder is entitled to take under the applicable Indenture. The Corporation understands that under existing industry practice, in the event that the Corporation requests any action of Holders or a beneficial owner desires to take any action a Holder is entitled to take, the Depositary would authorize the Participants to take such action and that the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through such Participants.

    Payment of principal, premium, if any, and/or interest, if any, on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Note representing such Debt Securities. None of the Corporation, the Trustees, any Paying Agent or the Registrar for such Debt Securities will have any responsibility or liability with respect to the records relating to or payments made on account of beneficial ownership interests in a Global Note for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Corporation expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium, if any, and/or interest, if any, in respect of a Global Note, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of such Depositary. The Corporation also expects that payments by Participants to owners of beneficial interests in such Global Note held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

    A Global Note may not be transferred except as a whole by the Depositary for such Global Note to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary. A Global
Note is exchangeable for Debt Securities registered in the names of persons other than the Depositary with respect to such Global Note or its nominee only if (1) such Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for such Global Note or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Corporation within 90 days,
(2) the Corporation executes and delivers to the applicable Trustee a Company Order that all such Global Notes shall be exchangeable or (3) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to those Debt Securities. Any Global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in such names as the Depositary with respect to such Global Note shall direct.

    If a Depositary for Notes of a series is at any time unwilling or unable to continue as depositary, or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Corporation within 90 days or if there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to such Notes, then the Corporation will issue Notes of such series in definitive form in exchange for all Global Notes representing the Notes of such series. In addition, the Corporation may at any time and in its sole discretion determine not to have the Notes of a series represented by Global Notes and in such event, will issue Notes of such series in definitive form in exchange for all Global Notes representing such Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of Notes of the series represented by such Global Note equal in principal amount to such beneficial interest and to have such Notes registered in its name.

EVENTS OF DEFAULT

    The Indentures define an Event of Default with respect to Debt Securities of any series as any of the following events: (1) failure to pay principal of or any premium on any Debt Security of that series when due; (2) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(3) failure to pay any sinking fund installment with respect to any Debt Security of that series when due; (4) failure to perform any other covenant of the Corporation in the applicable Indenture (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (5) acceleration of Debt Securities or any other indebtedness for borrowed money, in an aggregate principal amount exceeding $50,000,000, of the Corporation or any Significant Subsidiary (within the meaning of the federal securities laws) under the terms of the instrument or instruments under which such indebtedness is issued or secured, if such acceleration is not annulled, or such indebtedness is not discharged, or a sum of money sufficient to discharge in full such indebtedness is not deposited in trust, within 10 days after written notice as provided in the Indenture; (6) certain events of bankruptcy, insolvency or reorganization; and (7) any other Event of Default provided with respect to Debt Securities of that series.

    If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the applicable Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Notes, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee with respect to that series, the Holders of a majority in aggregate principal amount of Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration.

    The Indentures provide that the applicable Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

    The Corporation is required to furnish to the applicable Trustee annually a statement as to the performance by the Corporation of certain of its obligations under the appropriate Indenture and as to any default in such performance.

CONVERSION OR EXCHANGE OF DEBT SECURITIES

    If so indicated in the applicable Prospectus Supplement with respect to a particular series of Offered Debt Securities, such series will be convertible or exchangeable into Preferred Stock, Depositary Shares or Common Stock or other securities of the Corporation on the terms and conditions set forth therein. Such terms will include provisions as to whether conversion is mandatory, at the option of the Holder or at the option of the Corporation, and may include provisions pursuant to which the number of shares of Preferred Stock or Common Stock or other securities of the Corporation to be received by the holders of such Debt Securities will be calculated according to the market price of the Preferred Stock, Depositary Shares, Common Stock or other securities of the Corporation as of the time stated in the applicable Prospectus Supplement. See "Description of Capital Stock."

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will be direct, unsecured obligations of the Corporation, subordinate in right of payment to the extent set forth in the Subordinated Indenture and the applicable supplemental Subordinated Indenture to all Senior Indebtedness including all Senior Debt Securities (in each case as defined in the applicable supplemental Subordinated Indenture). Except to the extent otherwise set forth in the applicable Prospectus Supplement and supplemental Subordinated Indenture, the Subordinated Indenture does not contain any restriction on the amount of Senior Indebtedness that the Corporation may incur.

    The terms of the subordination of a series of Subordinated Debt Securities, together with the definition of Senior Indebtedness related thereto, will be as set forth in the applicable supplemental Subordinated Indenture and Prospectus Supplement.

    The Subordinated Debt Securities will not be subordinated to indebtedness of the Corporation that is not Senior Indebtedness, and the creditors of the Corporation who do not hold Senior Indebtedness will not benefit from the subordination provisions described herein. In the event of the bankruptcy or insolvency of the Corporation before or after maturity of the Subordinated Debt Securities, such other creditors would rank PARI PASSU with holders of the Subordinated Debt Securities, subject, however, to the broad equity powers of the federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of Subordinated Debt Securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against the Corporation.

SATISFACTION AND DISCHARGE OF INDENTURE

    The Indentures provide generally that the Corporation may terminate its obligations under the applicable Indenture with respect to Debt Securities of any series if all the Debt Securities of such series previously authenticated and delivered (other than lost, destroyed or stolen Debt Securities of such series that have been replaced or paid) have been delivered to the Trustee for cancellation and the Corporation has paid all sums payable by it thereunder, or if the Corporation irrevocably deposits with the applicable Trustee (1) sufficient funds in the currency in which Debt Securities of such series are denominated to pay the principal, premium, if any, and/or interest, if any, to Stated Maturity (or redemption) on Debt Securities of such series and/or (2) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities are denominated, and which are not subject to prepayment, redemption or call, as will, through the payment of principal and interest, if any, thereon in accordance with their terms, be sufficient to pay when due, the principal, premium, if any, and/or interest, if any, to Stated Maturity (or redemption) on, Debt Securities of such series. As a condition to defeasance, the Corporation must deliver to the applicable Trustee an Opinion of Counsel to the effect that the Holders of such Debt Securities will not recognize gain or loss on such Debt Securities for federal income tax purposes solely as a result of such defeasance and will be subject to federal income tax in the same amounts and at the same times as would have been the case if such defeasance had not occurred. In the event of any such defeasance, Holders of Debt Securities must look to the deposited money for payment.

MODIFICATION AND WAIVER

    Modifications and amendments of the applicable Indenture may be made by the Corporation and the applicable Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (1) change the stated maturity date of the principal of, or any installment of principal of, premium, if any, or interest, if any, on, any Debt Security, (2) reduce the principal, premium, if any, and/or interest, if any, on any Debt Security, (3) reduce the amount of principal of an Original Issue Discount Debt Security payable upon acceleration of the maturity thereof, (4) change the place or currency of payment of principal, premium, if any, and/or interest, if any, on any Debt Security, (5) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (6) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (7) modify the conversion provisions applicable to convertible Debt Securities in a manner adverse to the Holders thereof or (8) modify the subordination provisions applicable to any series of Debt Securities in a manner adverse to the Holders thereof.

    The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except (1) a default in the payment of principal, premium, if any, and/or interest, if any, on any Debt Security of such series and (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Corporation, without the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities under the Indentures, may not consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any corporation (which, as defined in the applicable Indenture, includes corporations, associations, companies and business trusts), unless (1) the successor corporation is a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and assumes the Corporation's obligations on the Debt Securities and under the Indentures, (2) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing and (3) certain other conditions are met.

CONCERNING THE TRUSTEE

    First Trust of New York, National Association, is the Trustee under each of the Indentures and has been appointed by the Corporation as Security Registrar and Paying Agent with regard to the Debt Securities.

    The holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. Each Indenture provides that if an Event of Default occurs (and is not cured) with respect to a series of Debt Securities, the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the Indentures at the request of any Holder of Debt Securities of such series, unless such Holder first shall have offered to such Trustee security and indemnity satisfactory to such Trustee against any loss, liability or expense and then only to the extent required by the terms of the applicable Indenture.

GOVERNING LAW

    Each Indenture provides that it and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

    The Corporation's Restated Articles of Incorporation (the "Articles of Incorporation") authorize issuance of up to 450,000,000 shares of Common Stock, par value $1.00 per share, and up to 25,000,000 shares of Preferred Stock, without par value. As of September 30, 1996, 125,088,459 shares of Common Stock were outstanding and no shares of Preferred Stock had been issued.

    The Board of Directors of the Corporation has the power, without further action by the stockholders unless action is required at the time by applicable laws or regulations or by the terms of any outstanding Preferred Stock, to issue Preferred Stock in one or more series and to fix the designations, preferences and voting rights, and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions applicable thereto. The rights of Holders of any Preferred Stock offered hereby (the "Offered Preferred Stock") will be subject to, and may be affected adversely by, the rights of Holders of any Preferred Stock that may be issued in the future. Issuance of shares of Preferred Stock by the Corporation may have the effect, under certain circumstances, alone or in combination with certain of the provisions (described below) of the Articles of Incorporation, of rendering more difficult or discouraging an acquisition of the Corporation deemed undesirable or not in the best interests of the Corporation by the Board of Directors.

OFFERED PREFERRED STOCK

    The following is a description of certain general terms and provisions of Offered Preferred Stock. The particular terms and provisions of any series of Offered Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms and provisions of any such series may differ from the terms set forth below. The summary of terms and provisions of Offered Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Articles of Incorporation and the Certificate of Amendment relating to a specific series of the Offered Preferred Stock (the "Certificate of Amendment"), which will be in the form filed as an exhibit to or incorporated by reference into the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Offered Preferred Stock.

    The Board of Directors is authorized to determine for each series of Offered Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (1) the number of shares that constitute such series, (2) the dividend rate (or the method of calculation thereof) on the shares of such series, (3) the dividend periods (or the method of calculation thereof), (4) the voting rights of the shares, (5) the liquidation preference and any other rights of the shares of such series upon any liquidation or winding-up of the Corporation, (6) whether or not and on what terms the shares of such series will be subject to redemption at the option of the Corporation, (7) whether and on what terms the shares of such series will be convertible into shares of Common Stock of the Corporation, (8) whether Depositary Shares representing shares of such series of Preferred Stock will be offered and, if so, the fraction of a share of such series of Offered Preferred Stock represented by each Depositary Share (see "Depositary Shares" below), (9) whether the shares of such series of Offered Preferred Stock will be listed on a securities exchange and (10) any other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

    DIVIDENDS

    Except as otherwise set forth in the applicable Certificate of Amendment and Prospectus Supplement, Holders of shares of Offered Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, a cash dividend payable at such dates and at such rates per share per annum as are set forth in the applicable Prospectus Supplement.

    Unless otherwise set forth in the applicable Prospectus Supplement, each series of Offered Preferred Stock will be junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to such Offered Preferred Stock. If at any time the Corporation has failed to pay accrued dividends upon any such outstanding senior Preferred Stock at the time such dividends are payable, the Corporation may not pay any dividend on the Offered Preferred Stock or redeem or otherwise repurchase shares of such Offered Preferred Stock until such accumulated but unpaid dividends on such senior Preferred Stock have been paid or set aside for payment in full by the Corporation.

    No dividends may be declared or paid or set apart for payment on any Preferred Stock ranking on parity as to dividends with outstanding Offered Preferred Stock unless there shall also be or have been declared and paid or set apart for payment on the outstanding shares of Offered Preferred Stock dividends for all dividend payment periods of the Offered Preferred Stock ending on or before the dividend payment date of such parity Preferred Stock, ratably in proportion to the respective amounts of dividends, (i) accumulated and unpaid or payable on such parity Preferred Stock, on the one hand, and (ii) accumulated and unpaid or payable through the dividend payment period of the Offered Preferred Stock next preceding such dividend payment date, on the other hand. Except as set forth above, dividends (other than in Common Stock) may not be paid or declared and set aside for payment and no other distributions may be made upon the Common Stock or on any other Preferred Stock of the Corporation ranking junior to or on parity as to dividends with outstanding Offered Preferred Stock, nor may any Common Stock or such other Preferred Stock of the Corporation be redeemed, purchased or otherwise acquired by the Corporation for any consideration, or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; PROVIDED, HOWEVER, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such applications full cumulative dividends upon shares of the Offered Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and PROVIDED, FURTHER,that any such junior or parity Preferred Stock or Common Stock may be converted into or exchanged for stock of the Corporation ranking junior to the Offered Preferred Stock as to dividends.

    The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

    CONVERTIBILITY

    No series of Offered Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Certificate of Amendment and Prospectus Supplement.

    REDEMPTION AND SINKING FUND

    No series of Offered Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable Certificate of Amendment and Prospectus Supplement.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding-up of the Corporation, the holders of shares of each series of Offered Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to Holders of (1) any other shares of Preferred Stock ranking junior to such series of Offered Preferred Stock as to rights upon liquidation, dissolution or winding-up and (2) Common Stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Certificate of Amendment and Prospectus Supplement for such series of Offered Preferred Stock, plus dividends accrued and accumulated but unpaid to the date of final distribution; but the Holders of each series of Offered Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of the Corporation's capital stock ranking senior to such series of Offered Preferred Stock as to the rights upon liquidation, dissolution or winding-up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding-up of the Corporation, the amounts payable in respect of Offered Preferred Stock and any other Preferred Stock ranking as to any such distribution on a parity with Offered Preferred Stock are not paid in full, the Holders of Offered Preferred Stock and such other parity Preferred Stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in the applicable Certificate of Amendment and Prospectus Supplement for a series of Offered Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the Holders of shares of Offered Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale of securities shall be considered a liquidation, dissolution or winding-up of the Corporation.

    VOTING RIGHTS

    Holders of Offered Preferred Stock will not have any voting rights except as set forth below or in the applicable Certificate of Amendment and Prospectus Supplement or as otherwise from time to time required by law. Whenever dividends on a series of Offered Preferred Stock or any other class or series of stock ranking on a parity with such series of Offered Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the Holders of shares of such series of Offered Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Corporation at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Offered Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Offered Preferred Stock shall terminate immediately upon the termination of the rights of the Holders of such Offered Preferred Stock to vote for directors. Unless otherwise set forth in the applicable Certificate of Amendment and Prospectus Supplement, Holders of shares of Offered Preferred Stock will have one vote for each share held.

    So long as any shares of any series of Offered Preferred Stock remain outstanding, the Corporation shall not, without the consent of Holders of at least two thirds of the shares of such series of Offered Preferred Stock outstanding at the time (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) amend, alter or repeal the provisions of the Articles of Incorporation or of the resolutions contained in the Certificate of Amendment relating to such series of Offered Preferred Stock, whether by merger, consolidation or otherwise, so as materially adversely to affect any power, preference or special right of such series of Offered Preferred Stock or the Holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking senior to, on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding-up shall not be deemed materially adversely to affect such powers, preferences or special rights.

    MISCELLANEOUS

    The Holders of Offered Preferred Stock will have no preemptive rights. Offered Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Offered Preferred Stock redeemed or otherwise reacquired by the Corporation shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of Offered Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable Certificate of Amendment and Prospectus Supplement. The liquidation preference is not necessarily indicative of the price at which the Offered Preferred Stock actually will trade on or after the date of issuance. Payment of dividends on any series of Offered Preferred Stock may be restricted by loan agreements, indentures and other transactions heretofore or hereafter entered into by the Corporation. The accompanying Prospectus Supplement or information incorporated by reference will describe any material contractual restrictions on dividend payments.

    NO OTHER RIGHTS

    The shares of a series of Offered Preferred Stock will have only those preferences, voting powers and relative, participating, optional or other special rights as are set forth above or in the applicable Certificate of Amendment and Prospectus Supplement, the Articles of Incorporation or as otherwise required by law.

    TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for each series of Offered Preferred Stock will be designated in the applicable Prospectus Supplement.

DEPOSITARY SHARES

    GENERAL

    The Corporation may, at its option, elect to offer fractional shares of Offered Preferred Stock (the "Depositary Shares"), rather than full shares of Offered Preferred Stock. As described below, in the event such election is made, the Corporation will issue receipts for Depositary Shares, each of which will represent a fraction of a share of a particular series of Offered Preferred Stock as set forth in the applicable Prospectus Supplement.

    The shares of any series of Offered Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among the Corporation, a depositary to be named in the applicable Prospectus Supplement (the "Preferred Stock Depositary") and the Holders from time to time of depositary receipts evidencing Depositary Shares issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Subject to the terms of the Deposit Agreement, each Holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of Offered Preferred Stock represented thereby (including without limitation, dividend, voting, redemption, conversion and liquidation rights).

    Depositary Receipts will be distributed to those persons purchasing the fractional shares of the related series of Offered Preferred Stock. The forms of Deposit Agreement and Depositary Receipt will be filed as exhibits to or incorporated by reference into the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such Depository Receipts. The following summary is qualified in its entirety by reference to such exhibits. Immediately following the issuance of shares of a series of Offered Preferred Stock by the Corporation, the Corporation will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver Depositary Receipts to the purchasers thereof. Depositary Receipts will be issued evidencing only whole Depositary Shares and each may evidence any number of whole Depositary Shares.

    DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related series of Offered Preferred Stock to the record holders of Depositary Shares relating to such series of Offered Preferred Stock in proportion to the number of such Depositary Shares owned by such Holders.

    The Preferred Stock Depositary will distribute any non-cash distribution received by it to the record Holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such Holders or that it is not feasible to make such distributions, in which case the Preferred Stock Depositary may, with the approval of the Corporation, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or other property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper.

    The amounts distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Corporation or the Preferred Stock Depositary on account of taxes or other governmental charges.

    REDEMPTION OF DEPOSITARY SHARES

    If a series of Offered Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Offered Preferred Stock. If the Corporation redeems shares of a series of Offered Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Offered Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

    After the date fixed for redemption, the Depositary Shares called for redemption no longer will be deemed to be outstanding, and all rights of the Holders of the Depositary Shares will cease, except the right to receive the money or other property payable upon such redemption and any money or other property to which the Holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares. Any funds deposited by the Corporation with the Preferred Stock Depositary for any Depositary Shares that the Holders thereof fail to redeem will be returned to the Corporation after a period of two years from the date such funds are so deposited.

    VOTING THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the Holders of any series of Offered Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record Holders of the Depositary Shares relating to such series of Offered Preferred Stock. Each record Holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Offered Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of

Offered Preferred Stock represented by such Holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of Offered Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Offered Preferred Stock, and the Corporation will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of Offered Preferred Stock to the extent it does not receive specific instructions from the Holders of Depositary Shares representing such Offered Preferred Stock.

    WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees, if any, provided for in the Deposit Agreement and subject to the terms thereof, the Holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office, to or upon such Holder's order, of the number of whole shares of the related series of Offered Preferred Stock and any money or other property, if any, represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Offered Preferred Stock, but Holders of such whole shares of Offered Preferred Stock will not be entitled thereafter to deposit such shares of Offered Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the Holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Offered Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such Holder or upon such Holder's order at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

    AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Corporation and the Preferred Stock Depositary. However, any amendment that materially adversely affects the rights of the Holders of Depositary Shares will not be effective unless such amendment has been approved by the Holders of at least a majority of the Depositary Shares then outstanding. Every Holder of a Depositary Receipt at the time such amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to be bound by the Deposit Agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any Holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Offered Preferred Stock and any money or other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Corporation at any time upon not less than 60 days' prior written notice to the Preferred Stock Depositary, in which case, on a date that is not later than 30 days after the date of such notice to the Preferred Stock Depositary shall deliver or make available for delivery to Holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Offered Preferred Stock as are represented by such Depositary Shares. The Deposit Agreement shall terminate automatically after all outstanding Depositary Shares have been redeemed or there has been a final distribution in respect of the related series of Offered Preferred Stock in connection with any liquidation, dissolution or winding-up of the Corporation and such final distribution has been distributed to the Holders of Depositary Shares.

    CHARGES OF DEPOSITARY

    The Corporation will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. The Corporation will pay the charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of the related series of Offered Preferred Stock and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of Offered Preferred Stock, except that Holders of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

    RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Stock Depositary may resign at any time by delivering to the Corporation written notice of its election to do so, and the Corporation may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust corporation having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

    MISCELLANEOUS

    The Preferred Stock Depositary will forward to the Holders of Depositary Shares all reports and communications from the Corporation that are delivered to the Preferred Stock Depositary and which the Corporation is required to furnish to the Holders of the Offered Preferred Stock.

    Neither the Preferred Stock Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Corporation and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance with best judgment and in the good faith of their duties thereunder, except that they are liable for gross negligence and willful misconduct in the performance of their duties thereunder, and they will not be obligated to appear in, prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or series of Offered Preferred Stock unless indemnity, satisfactory in their sole discretion is furnished. The Preferred Stock Depositary and the Corporation may rely on advice of legal counsel or accountants of their choice, or information provided by persons presenting Preferred Stock for deposit, Holders of Depositary Shares or other persons believed in good faith to be competent and on documents believed to be genuine.

    The Preferred Stock Depositary's corporate trust office will be identified in the applicable Prospectus Supplement and unless otherwise set forth in the applicable Prospectus Supplement will act as transfer agent and registrar for Depositary Receipts; if shares of a series of Offered Preferred Stock are redeemable, the Preferred Stock Depositary also will act as redemption agent for the corresponding Depositary Receipts.

COMMON STOCK

    Except as otherwise provided by law, the holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds. In the event of dissolution of the Corporation, they will be entitled to share ratably in all assets remaining after payment of liabilities and amounts owed in respect of outstanding Offered Preferred Stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities.

    The transfer agent and registrar for the Common Stock is The Bank of New
York.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND VIRGINIA LAW

    The Articles of Incorporation contains certain provisions that may have an effect of delaying, deferring or preventing a change of control of the Corporation. The Articles of Incorporation provide that the Board shall consist of three classes of directors, each such class serving a three-year term ending in a successive year. This provision may make it more difficult to effect a takeover of the Corporation because it generally would take two annual meetings of stockholders for an acquiring party to elect a majority of the Board. As a result, the classified Board may discourage proxy contests for the election of directors or purchases of a substantial block of stock because such classification could operate to prevent obtaining control of the Board in a relatively short period of time.

    In addition, the Virginia Stock Corporation Act (the "Virginia SCA") restricts transactions between a corporation and certain affiliates and potential acquirors. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and it is qualified in its entirety by reference to the statutory provisions contained in the Virginia SCA.

    AFFILIATED TRANSACTIONS

    Sections 13.1-725-727.1 of the Virginia SCA govern "Affiliated Transactions." Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation) and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions that have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%.

    Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, during three years following the date upon which any stockholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors. A Disinterested Director is defined as a member of a corporation's board of directors who (i) was a member before the later of (a) January 1, 1988 and (b) the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on such corporation's board of directors.

    At the expiration of the three-year period after a stockholder becomes an Interested Shareholder, an Affiliated Transaction generally must be approved by the affirmative vote of the holders of two thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder. The principal exceptions to this voting requirement are either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the stockholders must receive the highest per share price for their shares that was paid by the Interested Shareholder for its shares or the fair market value of the shares. The fair price requirements also mandate that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

    None of the foregoing limitations and special voting requirements applies, INTER ALIA, to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since January 26,

1988 or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

    These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia SCA provides that, by affirmative vote of the majority of the voting shares other than shares owned by an Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Corporation has not adopted such an amendment.

    Currently, no stockholder of the Corporation owns or controls 10% or more of the Corporation's Common Stock, and there are no Interested Shareholders as defined by the Virginia SCA.

    CONTROL SHARE ACQUISITIONS

    Sections 13.1-728-728.8 of the Virginia SCA governing Control Share Acquisitions also is designed to afford stockholders of a public corporation incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation that would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more (each, a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of stockholders of the corporation to give Control Shares voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target corporation.

    Under certain circumstances, the statute permits an Acquiring Person to require the directors to call a special stockholders' meeting for the purpose of considering granting voting rights to Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide stockholders with detailed disclosures about its identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to stockholders who vote against granting voting rights to Control Shares. The Virginia Control Share Acquisitions statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights.

    Among the acquisitions specifically excluded from the statute are acquisitions that are part of certain negotiated transactions to which the corporation is a party and that, in the case of mergers or share exchanges, have been approved by the corporation's stockholders under other provisions of the Virginia SCA.

    A corporation may opt-out of the statute, which the Corporation has not done, by so providing in its articles of incorporation or bylaws.

                              PLAN OF DISTRIBUTION

    The Corporation may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the Prospectus Supplement.

    Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Corporation also may offer and sell Securities in exchange for one or more of its outstanding issues of debt. The Corporation from time to time also may authorize underwriters acting as the Corporation's agents to offer and sell Securities upon terms and conditions set forth in any Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Corporation in the form of underwriting discounts or commissions and also may receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Corporation to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Act.

    Underwriters, dealers and agents may be entitled, under agreements entered into with the Corporation, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Act.

                                 LEGAL MATTERS

    The validity of the Securities will be passed upon for the Corporation by William A. Noell, Jr., Esq., Corporate Counsel for the Corporation, Norfolk, Virginia, (or by such other senior corporate counsel as may be designated by the Corporation) and for any underwriters by counsel named in the applicable Prospectus Supplement. Mr. Noell, in his capacity as Corporate Counsel for the Corporation, is a participant in various employee benefit and incentive plans, including stock option plans, offered to employees of the Corporation.

                                    EXPERTS

    The consolidated financial statements and schedules of the Corporation as of December 31, 1995 and 1994, and for each of the three years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report incorporated by reference herein of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in accounting methods related to income taxes, postretirement benefits and postemployment benefits.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following sets forth estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:

SEC registration fee...........................................  $  378,788
Printing costs.................................................  $   40,000
Legal fees and expenses........................................  $  400,000
Accounting fees and expenses...................................  $  150,000
Trustees' fees.................................................  $   40,000
Fees of rating agencies........................................  $   60,000
Miscellaneous..................................................  $   11,212
                                                                 ----------
        Total..................................................  $1,080,000
                                                                 ----------
                                                                 ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Virginia Stock Corporation Act provides, in general, for the indemnification of the Corporation's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful.

    Article VI of the Corporation's Restated Articles of Incorporation provides, in general, for mandatory indemnification of directors and officers (including former directors and officers), to the full extent permitted by Virginia law, against liability incurred by them in proceedings by third parties, or by or on behalf of the Corporation itself, by reason of the fact that such person is, or was, a director or officer of the Corporation, or is, or was, serving at the request of the Corporation as a director, officer, employee, agent or otherwise of another entity or organization. Virginia corporate law currently does not permit indemnity for willful misconduct or for a knowing violation of the criminal law.

    Article VI of the Corporation's Restated Articles of Incorporation also provides that in every instance, and to the fullest extent, permitted by Virginia corporate law in effect from time to time, directors and officers of the Corporation (including former directors and officers) shall not be liable to the Corporation or its shareholders. Under current Virginia law, this provision cannot limit liability for willful misconduct or for a knowing violation either of the criminal law or of any federal or state securities law.

    Directors and officers of the Corporation are covered by certain policies providing directors' and officers' liability insurance. In general, the insurers are obliged to make payments under these policies only if the Corporation may indemnify a director or officer--and does not or cannot do so. The policies are issued on a "claims made" basis, and apply as well to service performed by such individuals at the direction of the Corporation as a director, officer, employee, agent or otherwise of another organization.

    In the underwriting and distribution agreements, filed or to be filed as Exhibits 1.1-1.3 hereto, underwriters and agents will agree to indemnify, under certain conditions, the Corporation, its directors, certain of its officers and persons who control the Corporation within the meaning of the Securities Act of 1933 against certain liabilities.

ITEM 16. EXHIBITS

    The following exhibits are filed as part of this Registration Statement:

  EXHIBIT
  NUMBER                                                    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       1.1   Form of Distribution Agreement; incorporated by reference to Exhibit 1 to Registrant's Registration
             Statement on Form S-3 (No. 33-38595).

       1.2   Form of Underwriting Agreement for Debt Securities will be filed as an exhibit to a Current Report of the
             Registrant on Form 8-K and incorporated herein by reference.

       1.3   Form of Underwriting Agreement for Preferred Stock, Common Stock and Depositary Receipts will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

       4.1   Senior Indenture, dated January 15, 1991, between the Registrant and First Trust of New York, National
             Association, as successor to the trustee; incorporated by reference to Exhibit 4.1 to Registrant's
             Registration Statement on Form S-3 (No. 33-38595).

       4.2   Form of Subordinated Indenture between the Registrant and First Trust of New York, National Association
             as trustee.

       4.3   The form or forms of Securities with respect to each particular series of Securities registered hereunder will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

       4.4   Form of Depositary Agreement for depositary shares will be filed as an exhibit to a current report of the
             Registrant on Form 8-K and incorporated herein by reference with respect to any particular series of
             Depositary Shares offered pursuant hereto.

       5.1   Opinion of William A. Noell, Jr., Esq., Corporate Counsel of the Registrant will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference with respect to any particular offering of securities pursuant hereto.

       5.2   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference with respect to any particular offering of securities pursuant hereto.

      12.1   Computation of Consolidated Ratio of Earnings to Fixed Charges.

      23.1   Consent of William A. Noell, Jr., Esq., Corporate Counsel of the Registrant (included in Exhibit 5.1).

      23.2   Consent of KPMG Peat Marwick LLP.

      23.3   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).

      24.1   Powers of Attorney (see signature page).

      25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of First Trust of
             New York, National Association, as successor to the Trustee with respect to the Senior Indenture and as trustee with respect to the Subordinated indenture.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3, and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on January 22, 1997.

                                NORFOLK SOUTHERN CORPORATION

                                By:              /s/ DAVID R. GOODE
                                     -----------------------------------------
                                        David R. Goode, Chairman, President
                                            and Chief Executive Officer

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints and hereby authorizes James C. Bishop, Jr., Henry C. Wolf and W. J. Romig, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities stated below on January 22, 1997.

          SIGNATURE                        TITLE
------------------------------  ---------------------------

                                Chairman, President and
      /s/ DAVID R. GOODE          Chief Executive Officer
------------------------------    and Director (Principal
        David R. Goode            Executive Officer)

      /s/ HENRY C. WOLF         Executive Vice President --
------------------------------    Finance (Principal
        Henry C. Wolf             Financial Officer)

     /s/ JOHN P. RATHBONE       Vice President and
------------------------------    Controller (Principal
       John P. Rathbone           Accounting Officer)

    /s/ GERALD L. BALILES       Director
------------------------------
      Gerald L. Baliles

   /s/ CARROLL A. CAMPBELL,     Director
             JR.
------------------------------
   Carroll A. Campbell, Jr.

          SIGNATURE                        TITLE
------------------------------  ---------------------------
      /s/ GENE R. CARTER        Director
------------------------------
        Gene R. Carter

      /s/ L. E. COLEMAN         Director
------------------------------
        L. E. Coleman

  /s/ T. MARSHALL HAHN, JR.     Director
------------------------------
    T. Marshall Hahn, Jr.

     /s/ LANDON HILLIARD        Director
------------------------------
       Landon Hilliard

  /s/ E. B. LEISENRING, JR.     Director
------------------------------
    E. B. Leisenring, Jr.

    /s/ ARNOLD B. MCKINNON      Director
------------------------------
      Arnold B. McKinnon

  /s/ JANE MARGARET O'BRIEN     Director
------------------------------
    Jane Margaret O'Brien

      /s/ HAROLD W. POTE        Director
------------------------------
        Harold W. Pote

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                               DESCRIPTION                                                PAGE
-----------  ------------------------------------------------------------------------------------------------     -----

       1.1   Form of Distribution Agreement; incorporated by reference to Exhibit 1 to Registrant's
             Registration Statement on Form S-3 (No. 33-38595).

       1.2   Form of Underwriting Agreement for Debt Securities will be filed as an exhibit to a Current
             Report of the Registrant on Form 8-K and incorporated herein by reference.

       1.3   Form of Underwriting Agreement for Preferred Stock, Common Stock and Depositary Receipts will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

       4.1   Senior Indenture, dated January 15, 1991, between the Registrant and First Trust of New York,
             National Association, as successor to the trustee; incorporated by reference to Exhibit 4.1 to
             Registrant's Registration Statement on Form S-3 (No. 33-38595).

       4.2   Form of Subordinated Indenture between the Registrant and First Trust of New York, National
             Association as trustee.

       4.3   The form or forms of Securities with respect to each particular series of Securities registered hereunder will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and
             incorporated herein by reference.

       4.4   Form of Depositary Agreement for depositary shares will be filed as an exhibit to a current report of the Registrant on Form 8-K and incorporated herein by reference with respect to any particular series of Depositary Shares offered pursuant hereto.

       5.1   Opinion of William A. Noell, Jr., Esq., Corporate Counsel of the Registrant will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference with respect to any particular offering of securities pursuant hereto.

       5.2   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be filed as an exhibit to a Current
             Report of the Registrant on Form 8-K and incorporated herein by reference with respect to any particular offering of securities pursuant hereto.

      12.1   Computation of Consolidated Ratio of Earnings to Fixed Charges.

      23.1   Consent of William A. Noell, Jr., Esq., Corporate Counsel of the Registrant (included in Exhibit
             5.1).

      23.2   Consent of KPMG Peat Marwick LLP.

      23.3   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).

      24.1   Powers of Attorney (see signature page).

      25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of First
             Trust of New York, National Association, as successor to the Trustee with respect to the Senior
             Indenture and as trustee with respect to the Subordinated indenture.